Exhibit 99

                        SOVEREIGN BANCORP
                          NEWS RELEASE

                          July 15, 1996

                 SOVEREIGN ANNOUNCES 2ND QUARTER
                        NET INCOME UP 19%

          WYOMISSING, PA. Sovereign Bancorp, Inc. ("Sovereign") (NASDAQ/NMS:SVRN), announced that second quarter net income increased 19% to $16.8 million from second quarter 1995 net income of $14.1 million. Earnings per share ("EPS") for the second quarter of 1996 were $0.28, an increase of 12% compared to $0.25 per share for the second quarter of 1995. Sovereign's year-to-date net income increased 24% to $32.5 million as compared to $26.3 million for the same period last year. EPS for the six months ended June 30, 1996 was $0.55, an increase of 12% from EPS for the six months ended June 30, 1995 of $0.49.

          Reported results include the impact of Sovereign's
May 31, 1996 acquisition of West Jersey Bancshares, a community oriented commercial bank headquartered in Fairfield, New Jersey which was accounted for as a pooling-of-interests.

          For the second quarter of 1996, return on average equity ("ROE") was 14.9% and return on average assets ("ROA") was 0.77% compared to 15.4% and 0.82%, respectively for the same period last year. For six months ended June 30, 1996, ROE was 0.77% and ROA was 14.6% compared to 0.76% and 15.3% respectively for the six months ended June 30, 1995.

          "We are very pleased with the quality of the Company's results for the second quarter and our progress toward becoming a SUPER COMMUNITY BANK through the execution of our strategic initiatives," stated Jay S. Sidhu, Sovereign's President and Chief Executive Officer. These strategic initiatives involve efforts to increase interest income, lower interest expense, control operating expenses and increase fee income. Sovereign's strategy targets the consumer and small business markets with the introduction of new products and services to grow the Bank's penetration among the households it currently serves.

          One of Sovereign's strategic initiatives to increase interest income is to expand its lending focus to include consumer and commercial originations. Consumer loans originated during the second quarter of 1996, including the purchase of $200 million of government guaranteed student loans, totalled $273.4 million compared to $49.5 million in the second quarter of 1995. Sovereign's commercial banking division produced loan originations of $27.4 million during the second quarter of 1996. This increased 1996 year-to-date commercial originations to $42.4 million as compared to $3.1 million for the same period last year.

          In addition to these results produced by Sovereign's expanded lending initiatives, Sovereign generated record levels of residential mortgage closings. During the second quarter of 1996, Sovereign closed $779 million of residential mortgage loans of which approximately 87% were adjustable rate loans, as compared to $134 million of residential originations during the second quarter of 1995. At June 30, 1996 the pipeline of mortgage loans was approximately $510 million, compared to $683 million at March 31, 1996, which may indicate a lower level of closings over the remainder of 1996.

          Net interest income for second quarter of 1996 was $54.9 million compared to $41.4 million for the same period last year, an increase of 33%. The net interest spread was 2.56% of average assets for the second quarter of 1996 compared to 2.41% for the second quarter 1995 and 2.54% for year-to-date ended June 30, 1996.

          As a result of pursuing Sovereign's strategic initiatives to increase fee income, total deposit fee income reported for the second quarter of 1996 was $2.7 million versus $1.9 million for the second quarter of 1995. Total other income increased to $5.4 million for the second quarter of 1996, an increase of 29% when compared to other income exclusive of non-recurring items for the second quarter of 1995. Total other income for the second quarter of 1995 was $9.3 million which included $5.1 million in gains from the sale of servicing and one branch office. Sovereign's year-to-date other income was $10.3 million, an increase of 14% when compared to $9.0 million for the same period last year exclusive of the non-recurring items.

          Another strategic initiative implemented by Sovereign is to control expenses through process improvements and technological initiatives. The results of these programs are reflected in Sovereign's ratio of general and administrative expenses to average assets, which was 1.39% for the second quarter of 1996, a significant improvement from 1.50% for the second quarter 1995. The ratio has also improved to 1.37% the six months ended June 30, 1996 from 1.50% for the same period of 1996. "These results have been achieved in spite of investing heavily in people and systems during the first half of 1996," Sidhu commented.

          For the second quarter 1996, Sovereign's efficiency ratio (all general and administrative expenses as a percentage of net interest income and recurring non-interest income) improved to 49.6% from 56.5% for the same period last year. The year-to-date efficiency ratio decreased to 49.0% for six months ended June 30, 1996, down from 54.7% for the six months ended June 30, 1995.

          Continuing Sovereign's commitment to high asset quality and maintaining conservative levels of reserves, Sovereign provided $516,000 for possible loan losses during the second quarter of 1996. The ratio of non-performing assets to total assets improved to 0.49% at June 30, 1996 as compared to 0.54% at December 31, 1995. Sovereign's total 30 day + delinquencies to total loans at June 30, 1996 were 1.21% as compared to 1.32% at December 31, 1995.

          Total assets at June 30, 1996 were $9.2 billion, as compared to total assets at December 31, 1995 of $8.1 billion. "This growth in assets is almost entirely due to a 22% growth in loans since December 1995," Sidhu commented. Total deposits and shareholders' equity were $5.0 billion and $461.5 million, respectively at June 30, 1996, compared to $5.0 billion and $427.0 million, respectively at December 31, 1995.

          Total deposits remained relatively consistent during the second quarter of 1996 as Sovereign continued to emphasize relationship selling rather than relying strictly on rates to sell products. However, core deposits (total deposits less certificates of deposit) grew to $2.3 billion at June 30, 1996, from $2.0 billion to December 31, 1995.

          Commenting on Sovereign's performance, Richard E. Mohn,
Sovereign's Chairman said, "Sovereign remains committed to building shareholder value by executing its strategic plans.
Sovereign's long-term vision is to double its earnings over 1995 levels by the year 2000."

          Sovereign is a $9.2 billion financial institution with 122 community banking offices in marketing divisions in eastern Pennsylvania, northern Delaware and New Jersey. Now the fourth largest bank headquartered in Pennsylvania, Sovereign's common stock closed Friday, July 12, 1996 at $10.00 per share and its preferred stock closed at $56.31 per share.

                             THE END

                         KEY STATISTICS
                                  3 Months           6 Months
                                    Ended              Ended
                                   June 30            June 30
PERFORMANCE STATISTICS          1996     1995      1996     1995

Return on Average Assets        0.77%    0.82%     0.77%    0.76%
Return no Average Equity       14.94%   15.38%    14.57%   15.25%
General & Administrative
 Expenses on Average
 Assets                         1.39%    1.50%     1.37%    1.50%
Efficiency Ratio (1)           49.64%   56.49%    48.98%   54.74%

CONTROL STATISTICS            At June 30, 1996    At Dec 31, 1995
Stockholders' Equity to
 Total Assets                       5.02%               5.29%
Allowance for Loan Losses
 to Total Loans                     0.60%               0.73%
Non-Performing Assets to
 Total Assets                       0.49%               0.54%
General Reserves for Loan
 Losses to Non-Performing
 Loans                             82.40%              88.05%
Non-Performing Loans to
 Total Loans                        0.72%               0.83%
FTE Employees                       1,507               1,412

STOCK STATISTICS (2)          At June 30, 1996    At Dec 31, 1995
Preferred Shares
 Outstanding                      2,000,000           2,000,000
Common Shares Outstanding        49,573,278          47,737,828
Fully Diluted Shares
 Outstanding                     59,551,326          57,715,876
Book Value Per Share (3)            $7.75               $7.40
Tangible Book Value Per
 Share Net of Tax
 Benefit (4)                        $6.22               $5.73


NOTES:

(1) Efficiency Ratio equals all general and administrative expenses as a percentage of net interest income and recurring non-interest income.

(2) Restated for all Stock Splits/Dividends declared through December 20, 1995.

(3) Book Value equals Equity divided by Common Shares and if converted Preferred Shares.

(4)  Computed Net of Tax Benefit on certain Intangible Assets.

                 CONDENSED FINANCIAL INFORMATION
                         (In Thousands)


BALANCE SHEET           At June 30, 1996    At December 31, 1995
Total Assets               $9,183,447            $8,078,287
Loans                       5,717,061             4,674,364
Investments & MBSs          3,065,046             2,966,721
Total Liabilities           8,721,981             7,651,262
Deposits                    4,941,897             5,039,143
Stockholders' Equity          461,466               427,025



                              3 Months           6 Months
                                Ended              Ended
INCOME STATEMENT               June 30            June 30

                            1996     1995       1996     1995
Net Interest Income       $54,862  $41,375   $105,793  $84,111
Loan Loss Provisions          516      250      1,016      500
Other Income                5,432    9,294     10,298   14,161
Gen & Adm Expenses         29,929   25,743     56,856   51,006
Other Expenses              2,778    3,186      5,838    6,715
Income Before Taxes        27,071   21,490     52,381   40,051
Income Tax Provision       10,276    7,347     19,905   13,778
Net Income                 16,795   14,143     32,476   26,273
EARNINGS PER SHARE          $0.28    $0.25      $0.55    $0.49